UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2023 (July 31, 2023)

Alnylam Pharmaceuticals, Inc.

Delaware	001-36407	77-0602661
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 West Kendall Street,
Henri A. Termeer Square
Cambridge, Massachusetts	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 551-8200

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value per share	ALNY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter)or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02.	Results of Operations and Financial Condition

On August 3, 2023, Alnylam Pharmaceuticals, Inc. (the “Company”) announced its financial results for the quarter ended June 30, 2023. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 2.02 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)

On July 31, 2023, the Company and Akshay K. Vaishnaw, M.D., Ph.D. entered into a letter agreement (the “Letter Agreement”), whereby Dr. Vaishnaw will leave his current position as President of the Company and transition to a part-time role as Chief Innovation Officer, effective October 2, 2023 (the “Transition Date”).

(e)

The Letter Agreement governs the terms of Dr. Vaishnaw’s employment as Chief Innovation Officer as of the Transition Date. The principal terms of the Letter Agreement are summarized below.

Effective with his appointment as Chief Innovation Officer, Dr. Vaishnaw will receive an annual base salary of $377,000 and a target bonus of 65% of his base salary. As of the Transition Date, Dr. Vaishnaw will no longer be a member of the Company’s Executive Leadership Team or an officer of the Company.

If Dr. Vaishnaw’s employment is terminated by the Company other than for Cause, as such term is defined in the Change in Control Agreement, dated November 7, 2017, by and between the Company and Dr. Vaishnaw (the “Change in Control Agreement”), and provided that he is not eligible for benefits and payments under the Change in Control Agreement, (a) the Company will pay him $754,000, which is equal to his annual base salary in effect prior to the Transition Date, in approximately equal installments over 12 months in accordance with the Company’s customary payroll practices, (b) the Company will pay him a lump sum cash pro-rated target annual incentive based on (x) $490,100, which is equal to his annual incentive target in effect prior to the Transition Date, and (y) the number of days he was employed during the year of termination of his employment, and (c) his then-outstanding unvested equity awards will continue to vest in accordance with their terms until the first anniversary of the termination of his employment (the “Continued Vesting Period”), provided that any awards subject to performance conditions shall vest subject to the satisfaction of the performance criteria for such awards during the Continued Vesting Period, and provided further, that all outstanding stock options that are then-exercisable or become exercisable within the Continued Vesting Period shall remain exercisable until the earlier of the end of the Continued Vesting Period and the original expiration dates of such options.

In the event there is a Change in Control, as such term is defined in the Change in Control Agreement, during (i) Dr. Vaishnaw’s employment with the Company, (ii) any period during which Dr. Vaishnaw serves as a consultant to the Company following the termination of his employment, or (iii) the Continued Vesting Period, any of Dr. Vaishnaw’s then-outstanding unvested equity awards shall immediately vest upon such Change in Control.

The terms of the Letter Agreement are contingent upon Dr. Vaishnaw’s execution of a release of claims in favor of the Company and the release having become irrevocable prior to the Transition Date.

The foregoing summary is qualified in its entirety by reference to the Letter Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

10.1	Letter Agreement, dated July 31, 2023, between Alnylam Pharmaceuticals, Inc. and Akshay K. Vaishnaw, M.D., Ph.D.

99.1	Press Release dated August 3, 2023 furnished herewith.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALNYLAM PHARMACEUTICALS, INC.

Date: August 3, 2023	By:	/s/ Jeffrey V. Poulton
Jeffrey V. Poulton
Executive Vice President, Chief Financial Officer